Exhibit 99.2

PART I. FINANCIAL INFORMATION

Trimeris, Inc.

CONDENSED BALANCE SHEETS

(in thousands, except per share amounts)

(unaudited)

Item 1.	Financial Statements

	September 30, 2011	December 31, 2010
Assets
Current assets:
Cash and cash equivalents	$52,388	$45,164
Accounts receivable – Roche	2,047	2,458
Taxes receivable	1,136	1,214
Deferred tax asset	160	160
Prepaid expenses	82	124

Total current assets	55,813	49,120

Other assets:
Patent costs, net	1,665	2,201
Advanced payment – Roche	—	5,468
Deposits and other assets	152	170
Deferred tax asset	320	320

Total other assets	2,137	8,159

Total assets	$57,950	$57,279

Liabilities and Stockholders’ Equity
Current liabilities:
Accrued compensation – short-term	$400	$473
Deferred revenue – Roche	—	265
Accrued expenses	880	263

Total current liabilities	1,280	1,001
Deferred revenue – Roche	—	774
Accrued compensation-long-term	—	128

Total liabilities	1,280	1,903

Stockholders’ equity:
Preferred Stock at $.001 par value per share, 10,000 shares authorized, zero shares issued and outstanding	—	—
Common Stock at $.001 par value per share, 60,000 shares authorized, and 4,480 and 4,464 shares issued and outstanding at September 30, 2011 and December 31, 2010, respectively	4	4
Additional paid-in capital	359,235	358,600
Accumulated deficit	(302,743)	(303,402)
Accumulated other comprehensive income	174	174

Total stockholders’ equity	56,670	55,376

Total liabilities and stockholders’ equity	$57,950	$57,279

See accompanying notes to condensed financial statements.

Trimeris, Inc.

CONDENSED STATEMENTS OF OPERATIONS

(in thousands, except per share amounts)

(unaudited)

	For the Three Months Ended September 30,		For the Nine Months Ended September 30,
	2011	2010	2011	2010
Revenue:
Milestone revenue	$—	$67	$1,039	$199
Collaboration income and royalty revenue	2,028	17,276	6,034	23,537

Total revenue	2,028	17,343	7,073	23,736

Operating expenses:
General and administrative	2,075	1,433	6,419	4,000

Total operating expenses	2,075	1,433	6,419	4,000

Operating income	(47)	15,910	654	19,736

Other income (expense):
Interest income	—	28	5	61
Interest expense	—	—	—	(130)

Total other income (expense)	—	28	5	(69)

Income before taxes	(47)	15,938	659	19,667

Income tax (benefit) provision	(100)	(515)	—	881

Net income	$53	$16,453	$659	$18,786

Basic net income per share	$0.01	$3.69	$0.15	$4.21

Diluted net income per share	$0.01	$3.68	$0.15	$4.21

Weighted average shares used in basic per share computations	4,480	4,464	4,475	4,464

Weighted average shares used in diluted per share computations	4,482	4,466	4,475	4,466

See accompanying notes to condensed financial statements.

Trimeris, Inc.

CONDENSED STATEMENTS OF CASH FLOWS

(in thousands)

(unaudited)

	For the Nine Months Ended September 30,
	2011	2010
Cash flows from operating activities:
Net income	$659	$18,786
Adjustments to reconcile net income to net cash provided by (used in) provided by operating activities:
Patent costs expensed and amortized	730	608
Amortization of deferred revenue – Roche	(1,039)	(199)
Stock compensation expense	470	666
Accrued marketing costs	—	(18,528)
Changes in operating assets and liabilities:
Accounts receivable - Roche	411	476
Prepaid expenses	42	(41)
Advanced payment - Roche	5,468	716
Taxes payable	78	(4,271)
Accrued compensation	(201)	318
Accrued expenses	617	(2,159)

Net cash provided by (used in) operating activities	7,235	(3,628)

Cash flows from investing activities:
Maturities of investment securities available-for-sale	—	1,019
Patent costs	(176)	(676)

Net cash (used in) provided by investing activities	(176)	343

Cash flows from financing activities:
Proceeds from exercise of stock options	165	—

Net cash provided by financing activities	165	—

Net increase in cash and cash equivalents	7,224	(3,285)
Cash and cash equivalents, beginning of period	45,164	47,420

Cash and cash equivalents, end of period	$52,388	$44,135

See accompanying notes to condensed financial statements.

1.	BASIS OF PRESENTATION

On November 2, 2011, Tesla Merger Sub, Inc., a Delaware corporation (“Merger Sub”), a wholly owned subsidiary of Trimeris, Inc., a Delaware corporation (“Trimeris”), completed its merger (the “Merger”) with and into Synageva BioPharma Corp., a Delaware corporation (“Privately Held Synageva or Private Synageva”) with Private Synageva surviving the Merger. The Merger was effected pursuant to an Agreement and Plan of Merger and Reorganization (“the Merger Agreement”), dated June 13, 2011, by and among Trimeris, Private Synageva, and Merger Sub. Pursuant to the terms of the Merger Agreement, at the effective time of the Merger, each outstanding share of Private Synageva capital stock was converted into the right to receive approximately 0.413 shares of Trimeris common stock. In connection with the completion of the Merger, on November 2, 2011, Trimeris filed a Certificate of Amendment to its Fifth Amended and Restated Certificate of Incorporation, effecting a one-for-five reverse stock split of Trimeris’ issued and outstanding common stock (the “Reverse Stock Split”) and changed its name from “Trimeris, Inc.” to “Synageva BioPharma Corp.” (“the combined company,” “Synageva,” “we,” “our,” “us” or the “Company”). Except as described in Note 7 “Subsequent Event,” the accompanying unaudited condensed financial statements do not give effect to the Merger. The historical financial statements have been labeled Trimeris, Inc. for the purposes of this filing, which was the entity name in effect for the historical periods presented.

Prior to the Merger, the Company pioneered the development of a class of antiviral drug treatments called fusion inhibitors. Fusion inhibitors prevent viral fusion, a complex process by which viruses attach to, penetrate and infect host cells. If a virus cannot enter a host cell, the virus cannot replicate. By inhibiting the fusion process of particular types of viruses, like the Human Immunodeficiency Virus (“HIV”), the Company’s first and only commercial product, FUZEON (whose generic name is enfuvirtide, originally known as T-20), offers a novel mechanism of action to treat and potentially prevent the transmission of HIV.

On May 25, 2011, the Company and F. Hoffmann-La Roche Ltd and Hoffmann-La Roche Inc. (collectively, “Roche”) entered into the Roche License Agreement, effective as of January 1, 2011 (the “Roche License Agreement”), pursuant to which Roche has an exclusive license to manufacture and sell FUZEON worldwide and the Company receives royalty payments equal to 16% of worldwide net sales of FUZEON (as defined in the Roche License Agreement) occurring from and after January 1, 2011. The Roche License Agreement superseded and replaced the prior Development and License Agreement, dated July 1, 1999, between the Company and Roche, as amended, regarding the development and marketing of FUZEON and certain other compounds (the “Prior Development and License Agreement”), and the prior Research Agreement, dated January 1, 2000, between the Company and Roche, as amended, regarding the discovery, development, and commercialization of certain additional fusion inhibitor peptides (the “Prior Research Agreement” and together with the Prior Development and License Agreement, the “Prior Roche Agreements”).

The financial results reported in this Quarterly Report on Form 10-Q reflect the Company’s new royalty arrangement with Roche under the Roche License Agreement for the third quarter ended September 30, 2011. Because the Roche License Agreement fundamentally changed the calculation of amounts payable to the Company, comparisons of financial results between the quarters and nine month periods ended September 30, 2011 and September 30, 2010 are not directly comparable.

Under the Prior Development and License Agreement, Roche had an exclusive license to manufacture and sell FUZEON worldwide, and the Company and Roche shared profits equally from the sale of FUZEON in the U.S. and Canada and the Company received royalties from Roche on net sales of FUZEON outside of the U.S. and Canada. FUZEON is manufactured and distributed by Roche through Roche’s sales and distribution network throughout the world in countries where regulatory approval has been received.

The Roche License Agreement accounted for 100% of the Company’s revenue for the nine months ended September 30, 2011. The Prior Development and License Agreement provided substantially all of the Company’s revenue for the nine months ended September 30, 2010. Substantially all of the Company’s accounts receivable at September 30, 2011 and December 31, 2010 were comprised of receivables from Roche. See Note 3 “Roche Collaboration” below.

The accompanying unaudited condensed financial statements have been prepared in accordance with United States generally accepted accounting principles (“GAAP”) and applicable Securities and Exchange Commission (the “SEC”) regulations for interim financial information. Certain information and footnote disclosures normally included in financial statements prepared in accordance with United States generally accepted accounting principles have been condensed or omitted pursuant to SEC rules and regulations. In the opinion of management, all adjustments (consisting only of normal recurring adjustments) necessary for a fair presentation of financial position and results of operations have been made. Operating results for interim periods are not necessarily indicative of results that may be expected for a full year. The information included in this Quarterly Report on Form 10-Q should be read in conjunction with the “Management’s Discussion and Analysis of Financial Condition and Results of Operations” section, the financial statements and notes thereto included in the Company’s Annual Report on Form 10-K for the year ended December 31, 2010 filed with the SEC on March 14, 2011 and the Current Report on Form 8-K filed with the SEC on November 3, 2011.

The preparation of financial statements in conformity with GAAP requires management to make estimates and assumptions that affect the reported amounts of assets and liabilities and disclosure of contingent assets and liabilities at the date of the financial statements and reported amounts of revenues and expenses during the reporting period. Actual results could differ from those estimates.

2.	BASIC AND DILUTED NET INCOME PER SHARE

In accordance with Financial Accounting Standards Board, (“FASB”), Accounting Standards Codification (“ASC”), Topic 260, “Earnings Per Share,” basic net income per common share is calculated by dividing net income by the weighted-average number of common shares outstanding for the period. Diluted net income per share of common stock reflects the maximum dilutive effect of common stock issuable upon exercise of stock options and restricted stock. The dilutive effect of outstanding options and restricted stock is reflected in diluted earnings per share by application of the treasury stock method, which includes consideration of stock-based compensation required by FASB ASC Topic 718, “Compensation-Stock Compensation”. The following table sets forth the computation of basic and diluted net income per share for the three and nine months ended September 30, 2011 and September 30, 2010 (in thousands, except share and per share amounts):

	Three Months Ended September 30, 2011	Three Months Ended September 30, 2010	Nine Months Ended September 30, 2011	Nine Months Ended September 30, 2010
Numerator:
Net income	$53	$16,453	$659	$18,786
Denominator:
Weighted average common shares	4,480	4,464	4,475	4,464

Denominator for basic calculation	4,480	4,464	4,475	4,464
Restricted stock and restricted stock units	2	2	—	2

Denominator for diluted calculation	$4,482	$4,466	$4,475	$4,466

Net income per share:
Basic	$0.01	$3.69	$0.15	$4.21

Diluted	$0.01	$3.68	$0.15	$4.21

The calculation of diluted net income per share excludes all anti-dilutive shares. For the three and nine months ended September 30, 2011, the number of anti-dilutive shares issuable upon exercise of options that were excluded, as calculated based on the weighted average closing price of the Company’s common stock for these periods, amounted to approximately 340,000 shares and 300,000 shares, respectively. For the three and nine months ended September 30, 2010, the number of anti-dilutive shares issuable upon exercise of options that were excluded, as calculated based on the weighted average closing price of the Company’s common stock for these periods, amounted to approximately 420,000 and 360,000 shares, respectively.

At September 30, 2011, there were options to purchase 372,800 shares of common stock outstanding. At September 30, 2010, there were options to purchase 460,000 shares of common stock and 6,000 shares of restricted stock outstanding.

3.	ROCHE COLLABORATION

Historical Relationship

The Company’s only significant source of revenue is from sales of FUZEON. From 1999 until 2011, the Company and Roche operated under the Prior Roche Agreements to develop and commercialize FUZEON and certain other compounds. The Prior Roche Agreements were amended several times, most recently, in March 2007, to limit the Prior Roche Agreements to the development and commercialization of FUZEON.

Under the Prior Roche Agreements, Roche had an exclusive license to manufacture and sell FUZEON worldwide, and the Company and Roche shared profits equally from the sale of FUZEON in the U.S. and Canada and the Company received royalties from Roche on net sales of FUZEON outside of the U.S. and Canada.

The Roche License Agreement

On May 25, 2011, the Company entered into the Roche License Agreement with Roche, pursuant to which Roche has an exclusive license to manufacture and sell FUZEON worldwide and the Company receives royalty payments equal to 16% of worldwide net sales of FUZEON occurring from and after January 1, 2011. The Roche License Agreement superseded and replaced the Prior Roche Agreements. Under the Roche License Agreement, Roche may deduct from its royalty payments to the Company 50% of any royalties paid to third parties which are reasonably required to allow Roche to sell FUZEON in a given country, including royalties paid to Novartis Vaccines and Diagnostics, Inc. (“Novartis”) under the settlement agreement entered into among the Company, Roche and Novartis discussed below in Note 6 “Commitments and Contingencies.” To calculate the royalty revenue paid to the Company, a 5.5% distribution charge is deducted from Roche’s reported net sales, and the Company receives a 16% royalty on the adjusted net sales amount. Additionally, the Company and Roche each released and discharged the other from any and all claims and disputes relating to the Prior Roche Agreements, including the previously disclosed dispute regarding cost of goods sold, and Roche paid the Company $4.9 million in settlement of all such claims and disputes. The Company recorded certain adjustments relating to the accounting impact of the settlement of the prior disputes and write-off of our advance payments asset. These adjustments resulted in a net gain of $1.5 million and is reflected in “collaboration income and royalty revenue” for the nine months ended September 30, 2011.

Roche may terminate the Roche License Agreement as a whole or for a particular country or countries in its sole discretion with advance notice. The Roche License Agreement will effectively terminate upon expiration of the last relevant patent covering FUZEON, which is expected to occur in 2021.

FUZEON is manufactured and distributed by Roche through Roche’s sales and distribution network throughout the world in countries where regulatory approval has been received. Roche has control over all aspects of the commercialization of FUZEON, including, but not limited to, pricing, sales force activities and promotional activities.

Collaboration Income and Royalty Revenue

Under the Prior Development and License Agreement, the Company shared profits from the sale of FUZEON in the U.S. and Canada equally with Roche, which, following certain adjustments, has been reported as collaboration income or loss in the Company’s statements of operations as a component of revenue for periods ending before June 30, 2011. Collaboration income or loss was calculated as follows: Total gross sales of FUZEON in the U.S. and Canada were reduced by any discounts, returns or rebates resulting in total net sales. Net sales were reduced by cost of goods sold resulting in gross profit. Gross profit was reduced by selling, marketing and other expenses related to the sale of FUZEON, resulting in operating income or loss. The Company’s share of the operating income or loss was then adjusted for certain expenses attributable only to the Company and reported as collaboration income as a component of revenue. The sharing of expenses was according to contractual arrangements and was not equal in all cases. Revenue was recognized when Roche shipped the product and title and risk of loss passed to wholesalers. Under the Roche License Agreement, the Company receives only royalty revenue based upon FUZEON sales and will no longer receive collaboration income or loss.

Under the Prior Development and License Agreement, the Company also received royalties on sales of FUZEON in countries outside of the U.S. and Canada. Roche was responsible for all activities related to FUZEON outside of the U.S. and Canada, including regulatory, manufacturing, sales and distribution. Royalty revenue represented the royalty payment earned from Roche based on total net sales of FUZEON outside the U.S. and Canada. To calculate the royalty revenue, an 8% distribution charge was deducted from Roche’s reported net sales, and the Company received a royalty on the adjusted net sales amount. The royalty rate reported by the Company in its quarterly reports for periods ending on or before June 30, 2010 was 12%. In October 2010, Roche reduced the royalty paid to Trimeris on sales outside the U.S. and Canada from 12% to 6% with application retroactive to January 1, 2010 and royalties reported by Trimeris prior to the quarter ended June 30, 2011 are based upon such reduced rate.

In accordance with the Roche License Agreement, effective January 1, 2011, the royalty rate is 16% for all worldwide net sales of FUZEON and the distribution charge is 5.5%. The financial results reported in periods prior to the quarter ended June 30, 2011 reflect the Company’s prior royalty arrangement with Roche under the Prior Development and License Agreement. Because the Roche License Agreement fundamentally changed the calculation of amounts payable to the Company, comparisons of financial results between the quarters and nine month periods ended September 30, 2011 and September 30, 2010 are not directly comparable. Total net sales of FUZEON in the U.S. and Canada were $18.7 million and $24.2 million during the nine months ended September 30, 2011 and September 30, 2010, respectively. Total net sales of FUZEON in the U.S. and Canada were $6.3 million and $9.0 million during the three months ended September 30, 2011 and September 30, 2010, respectively. Total net sales of FUZEON outside the U.S. and Canada were $21.5 million and $41.2 million during the nine months ended September 30, 2011 and September 30, 2010, respectively. Total net sales of FUZEON outside the U.S. and Canada were $8.4 million and $9.3 million during the three months ended September 30, 2011 and September 30, 2010, respectively.

Under both the Roche License Agreement and the Prior Development and License Agreement, Roche is responsible for the manufacture, sales, marketing and distribution of FUZEON. Since August 2011, Roche has contracted with a third-party manufacturer that manufactures bulk quantities of FUZEON drug. The finished drug product is then shipped to another Roche facility for distribution. Roche’s sales force is responsible for selling FUZEON.

Under both the Roche License Agreement and the Prior Development and License Agreement, the Company does not and did not have the ability or right to co-market FUZEON or field its own FUZEON sales force. All third-party contracts for manufacturing, distribution, sale, and reimbursement are between Roche and the third party. The Company is not a party to any of the material contracts in these areas.

Under the Prior Development and License Agreement, Roche provided the Company with information on manufacturing, sales and distribution of FUZEON. Roche was responsible for estimating reductions to gross sales for expected returns of expired products, government rebate programs, such as Medicaid reimbursements, and customer incentives, such as cash discounts for prompt payment. The Company reviewed these items for accuracy and reasonableness.

Capitalization of Patent Costs

The costs of patents are capitalized and are amortized using the straight-line method over the estimated remaining lives of the patents, either 17 years from the date the patent is granted or 20 years from the initial filing of the patent, depending on the patent. These costs are primarily legal fees and filing fees related to the prosecution of patent filings. The Company performs a continuous evaluation of the carrying value and remaining amortization periods of these costs. In the event expected future benefits to be derived from any patents are less than their carrying value, the related costs are expensed at that time. During the nine months ended September 30, 2011, approximately $485,000 of patent costs were written off.

Accrued Marketing Costs

In 2005, the Company and Roche agreed to limit the Company’s actual cash contribution to the FUZEON selling and marketing expenses in 2004 to approximately $11.2 million, even though Roche spent significantly more than $22.4 million on these expenses during 2004. If certain cumulative levels of sales for FUZEON in the U.S. and Canada were later achieved, the Company’s share of the additional expenses incurred by Roche during 2004 would be payable to Roche beginning at a future date over several years from that future date. During 2004, the Company recorded $15.6 million as part of collaboration loss, which represented the net present value of the Company’s estimated share of the expenses that were in excess of approximately $11.2 million. This amount was determined by taking into account the expected timing and terms of payment under the Prior Development and License Agreement, discounted at a risk free interest rate.

On September 23, 2010, the Company and Roche entered into an agreement relieving the Company of any obligation to repay certain deferred marketing expenses (the “Deferred Marketing Expenses Agreement”). The Deferred Marketing Expenses Agreement relates to the parties’ collaboration for the development and commercialization of FUZEON. Under the Prior Development and License Agreement, the Company and Roche had agreed that certain expenses related to the selling and marketing of FUZEON that were incurred by Roche in 2004 would be subject to repayment by the Company, assuming certain terms and conditions were met. Pursuant to the Deferred Marketing Expenses Agreement, the Company is no longer obligated to pay these deferred marketing expenses to Roche. As a result, the Company made a one-time increase in collaboration income of $18.7 million in the third quarter of 2010. The Company is no longer obligated to pay these deferred marketing expenses to Roche.

Under the Roche License Agreement, the Company is not responsible for any FUZEON selling and marketing expenses.

Advanced Payment—Roche

In 2005, the Company amended the Prior Development and License Agreement with respect to the manufacture and sale of FUZEON. The Company was to pay Roche for the Company’s share of the capital invested in Roche’s manufacturing facility over a seven-year period, ending in 2009. As a result, Roche no longer included the depreciation related to the manufacturing facility in cost of goods sold. As of December 31, 2009, the Company had paid the total $12.1 million contribution and no further capital improvement payments are due or expected to become due.

These payments, net of the portion allocated to cost of goods sold, were recorded as an asset presented as “Advanced payment—Roche.” This asset had been amortized based on an estimate of the units of FUZEON sold during the collaboration period in order to properly allocate the capital investment to cost of goods sold as the related inventory was sold in future periods.

If the Roche-owned facilities in Boulder, Colorado used for the manufacture of FUZEON were used to produce other products for Roche, a credit to the collaboration would result. The Company’s share of this credit was approximately $1.9 million through the year ended December 31, 2008. No credits were received during the years ended December 31, 2009 and 2010. These credits have been recorded on the Company’s balance sheets as a reduction to the “Advanced payment—Roche.” These credits offset variances that would otherwise have been allocated to FUZEON if the facilities had remained underutilized and would have been recognized when the related FUZEON produced during these periods were sold.

Under the Roche License Agreement, the Company is not responsible for any of Roche’s capital investments in its manufacturing facility and no longer receives the credits described above. Consequently, the Company wrote off the advanced payment balance of approximately $5.3 million, net of capitalized variances, in the quarter ended June 30, 2011 as there will no longer be future value associated with these payments.

4.	INVESTMENT SECURITIES AVAILABLE-FOR-SALE

Investment securities are classified as available-for-sale, and are reported at fair value based on quoted market prices and other observable inputs. The cost of securities sold is determined using the specific identification method when computing realized gains and losses. Unrealized gains and losses are included as a component of stockholders’ equity until realized. In accordance with its investment policy, the Company limits the amount of credit exposure with any one issuer. These investments are generally not collateralized and typically mature within one to two years. The Company did not have any available-for-sale securities for the three and nine months ended September 30, 2011.

The Company adopted FASB ASC Topic 820, “Fair Value Measurements and Disclosures,” (“ASC 820”) effective January 1, 2008 for financial assets and liabilities measured on a recurring basis. ASC 820 applies to all financial assets and liabilities that are being measured and reported on a fair value basis. There was no impact to the financial statements upon the adoption of ASC 820. ASC 820 establishes a framework for measuring fair value and expands disclosure about fair value measurements. The statement requires fair value measurements be classified and disclosed in one of the following three categories:

A financial instrument’s level within the fair value hierarchy is based on the lowest level of any input that is significant to the fair value measurement.

The Company’s assets that are measured at fair value on a recurring basis are all classified within Level 1 of the fair value hierarchy. The types of instruments valued based on quoted market prices in active markets include most money market securities, and corporate bonds.

The following tables set forth, by level, within the fair value hierarchy, financial assets and liabilities accounted for at fair value under ASC 820 as of September 30, 2011 and September 30, 2010:

September 30, 2011 :

(in thousands)	Total	Quoted Prices in Active Markets (Level 1)	Other Observable Inputs (Level 2)	Un-observable Inputs (Level 3)
Money market funds	$52,388	$52,388	$—	$—

Total as of September 30, 2011	$52,388	$52,388	$—	$—

September 30, 2010 :

(in thousands)	Total	Quoted Prices in Active Markets (Level 1)	Other Observable Inputs (Level 2)	Un-observable Inputs (Level 3)
Money market funds	$44,134	$44,134	$—	$—

Total as of September 30, 2010	$44,134	$44,134	$—	$—

The carrying value of other financial instruments, including accounts receivable, accounts payable, and accrued liabilities approximate fair value due to their short maturities.

5.	INCOME TAXES

The Company recognized an income tax expense/benefit of $0 and income tax expense of $881,000 for the nine months ended September 30, 2011 and September 30, 2010, respectively.

At December 31, 2010, the Company had net operating loss (“NOL”) carryforwards for federal income tax purposes of approximately $302.2 million, which expire in varying amounts between 2018 and 2025. The Company has determined that an ownership change as defined under Section 382 of the Internal Revenue Code of 1986, as amended (“IRC”) occurred during 2008. The effect of this ownership change was the imposition of a $457,000 annual limitation on the use of NOL carryforwards attributable to periods before the change. This annual limitation will result in the expiration of NOL carryforwards before they become available for utilization. Based on the $457,000 annual limitation, the Company anticipates that a total of approximately $6.4 million of NOL carryforwards will be available for utilization prior to 2025.

As of September 30, 2011, the Company recognized a deferred tax benefit of $480,000 related to the anticipated future use of some of the Company’s NOL carryforwards. In the future, the Company may reduce the valuation allowance over its NOL carryforwards and recognize an additional deferred tax benefit. Management assesses this potential based upon all available evidence, including the last several quarters of profitability and forecasts. The Company continues to carry a full valuation allowance on its other deferred tax assets, the majority of which represent NOL carryforwards and tax credit carryovers which the Company generated prior to achieving profitability.

6.	COMMITMENTS AND CONTINGENCIES

On September 23, 2010, the Company and Roche entered into a settlement agreement (the “Settlement Agreement”) with Novartis settling a lawsuit filed by Novartis against the Company, as well as Roche and certain of its affiliated entities, alleging infringement of Novartis’ U.S. Patent No. 7,285,271 B1, entitled “Antigenic Composition Comprising an HIV gag or env Polypeptide” (the “‘271 Patent”). On September 28, 2010, the lawsuit was dismissed with prejudice from the Eastern District of North Carolina. Under the terms of the Settlement Agreement, the Company’s collaboration with Roche has the right to continue to sell FUZEON under a license to Novartis’ ‘271 Patent. In exchange for the grant of this license, together with Roche, the Company agreed to pay royalties to Novartis on net sales of FUZEON of 1.5% on sales occurring in the U.S. and Canada in a calendar year, and 1% on sales outside of the U.S. and Canada in a calendar year. The royalty rate payable to Novartis increases to 3% in the U.S. and Canada and 1.5% on sales outside the U.S. and Canada on any portion of FUZEON sales in excess of $50 million in the relevant region in a calendar year. Additional royalty rate tiers would apply to sales that exceed $100 million in a region in a calendar year. Roche and the Company share responsibility for payment of these royalties equally. The Company’s share of the payments to Novartis for the three and nine months ended September 30, 2011 was approximately $89,500 and $248,000, respectively.

7.	SUBSEQUENT EVENT

On November 2, 2011, following approval of the respective stockholders of Trimeris and Private Synageva, Merger Sub completed the Merger with and into Private Synageva. The Merger was effected pursuant to the Merger Agreement. Private Synageva is a clinical stage biopharmaceutical company focused on the discovery, development, and commercialization of therapeutic products for patients with life-threatening rare diseases and unmet medical needs. The Merger is expected to expand the Company’s access to several development stage drug candidates. The Merger will be accounted for as a reverse merger under the acquisition method of accounting. Under the acquisition method of accounting, Private Synageva will be treated as the accounting acquiror and Trimeris will be treated as the “acquired” company for financial reporting purposes because, immediately upon completion of the Merger, Private Synageva stockholders prior to the Merger hold a majority of the voting interest of the combined company. The total purchase price for Trimeris was approximately $70 million and will be allocated to identifiable tangible and intangible assets existing as of November 2, 2011 with any residual amount recorded as goodwill. The Company will expense transaction costs as incurred.

Pursuant to the terms of the Merger Agreement, at the Effective Time, each outstanding share of Private Synageva capital stock was converted into the right to receive approximately 0.413 shares of Trimeris common stock (the “Exchange Ratio”). In addition, at the Effective Time: (i) all outstanding options to purchase shares of Private Synageva common stock were assumed by Trimeris and converted into options to purchase shares of Trimeris common stock, in each case appropriately adjusted based on the Exchange Ratio; and (ii) all outstanding warrants to purchase shares of the capital stock of Private Synageva were assumed by Trimeris and converted into warrants to purchase shares of Trimeris common stock, in each case appropriately adjusted based on the Exchange Ratio. As of the Effective Time, former stockholders of Private Synageva held approximately 75% of the combined company, calculated on a fully-diluted basis, and former stockholders of Trimeris held approximately 25% of the combined company, calculated on a fully-diluted basis, in each case excluding those shares of Trimeris common stock held by the former Private Synageva stockholders immediately prior to the Effective Time. No fractional shares of Trimeris common stock were issued in connection with the Merger. Instead, Private Synageva stockholders received cash in lieu of any fractional shares of Trimeris common stock that such stockholders would otherwise have been entitled to receive in connection with the Merger. Pursuant to the terms of the Merger Agreement, stockholders of Private Synageva will be subject to a staggered six-month lock-up on the sale of shares of Trimeris common stock received in the Merger. The accompanying financial statements and notes to financial statements give retroactive effect to the reverse stock split for all periods presented.

In connection with the completion of the Merger, on November 2, 2011, Trimeris filed a Certificate of Amendment to its Fifth Amended and Restated Certificate of Incorporation, effecting (“the Reverse Stock Split”). As a result of the Reverse Stock Split, each five shares of Trimeris common stock issued and outstanding immediately prior to the Reverse Stock Split were automatically combined into and became one share of Trimeris common stock. No fractional shares of Trimeris common stock were issued as a result of the Reverse Stock Split and any Trimeris stockholder who otherwise would have been entitled to receive fractional shares is entitled to receive cash in an amount, without interest, determined by multiplying such fraction of a share by $15.35, the closing price of a share of Trimeris common stock on the Nasdaq Global Market on November 2, 2011, after giving effect to the Reverse Stock Split. Also, as a result of the Reverse Stock Split, the per share exercise price of, and the number of shares of common stock underlying, Trimeris stock options, warrants and other derivative securities outstanding immediately prior to the Reverse Stock Split were automatically proportionally adjusted based on the one-for-five split ratio in accordance with the terms of such options, warrants or other derivative securities, as the case may be.

After giving effect to the Reverse Stock Split and the Merger, the Company has approximately 17.5 million shares of common stock outstanding. The Reverse Stock Split did not alter the par value of the Trimeris common stock or modify any voting rights or other terms of the common stock.

Also in connection with the completion of the Merger, Trimeris changed its name from “Trimeris, Inc.” to “Synageva BioPharma Corp.”